EXHIBIT B

SHAREHOLDER CONSENT TO ACTION
WITHOUT A MEETING


         The undersigned, representing a 57% shareholder of Jutland Enterprises, Inc., a Delaware corporation (the "Corporation") as of April 7, 1999, hereby consents to and authorizes the following actions effective April 7, 1999;

         WHEREAS, the Corporation has been inactive for several years and its officers and directors have resigned or abandoned their positions;

         WHEREAS, Hudson Consulting Group, Inc. ("Hudson") has purchased a total of Two Million Two Hundred Forty Six Thousand Two Hundred Twenty Four (2,246,224) shares of the Corporation's common stock or approximately 57% of the Corporation's non-treasury shares of the issued and outstanding shares of common stock pursuant to a Stock Purchase Agreement entered into March 22, 1999;

         WHEREAS, Hudson believes it to be in the best interest of the Corporation to appoint Richard D. Surber and Saundra J. McFadden to fill the vacancies on the Corporation's board of directors;

         WHEREAS, Delaware General Corporation Law under ss.228. Consent of stockholders or member in lieu of meeting, provides that

         (a) Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote thereon were present and voted.

         WHEREAS, the Corporation's certificate of incorporation is not contra to ss.228(a) of the Delaware General Corporation Law;

         WHEREAS, the Corporation's By-Laws under Section 2.12 specifically allow Written Consent to Action by Stockholders;

         WHEREAS, Hudson's stock ownership is sufficient to effect the election of Richard D. Surber and Saundra J. McFadden had all shares eligible to vote been present at a meeting of stockholders;

         WHEREAS, Hudson currently has no formal record or letter of resignation which indicates whether the last known directors, Andrew Thorburn and Chris Decker, resigned;

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         WHEREAS,   Hudson,  pursuant  to  ss.141(k)  of  the  Delaware  General
Corporation Law, wishes to remove any person that may claim or was a director as of April 7, 1999;

         THEREFORE BE IT RESOLVED, that the undersigned Shareholder appoints Richard D. Surber and Saundra J. McFadden to the board of director and hereby removes any other directors who may claim or was a director as of April 7, 1999.


Hudson Consulting Group, Inc. ("Shareholder")

/s/ Richard D. Surber
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Richard D. Surber, President